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                                                                  Exhibit (d)(5)

                                                          [LETTERHEAD OF HUGHES]


December 4, 2000



Telocity Delaware, Inc.
10355 North De Anza Blvd.
Cupertino, CA  95014


Ladies and Gentlemen:

     In connection with a possible transaction (the "Transaction") between Telocity Delaware, Inc. ("Telocity") and Hughes Electronics Corporation and/or one of its wholly-owned subsidiaries (collectively, "Hughes") as generally described in the letters dated November 22, 2000, November 28, 2000 and November 30, 2000 between DIRECTV Global Digital Media, Inc. and Telocity (the "Proposal Letters"), each party has requested certain confidential or proprietary information relating to the other party. As a condition to any discussions or to either party furnishing any information to the other, each party agrees, as set forth below, to treat confidentially such written or oral information that is furnished to it, whether furnished before or after the date of this letter, together with any notes, compilations, analyses, reports or other documents prepared by either party hereto or any of its representatives that contain or reflect such information (collectively, the "Information").

     1. Each party agrees that the Information relating to the other party will be kept confidential by the receiving party and its representatives as herein required and will be made available only to those employees of such receiving party or its representatives who need to know such Information for the purpose of assisting in the evaluation of the Transaction (it being understood that the receiving party's representatives shall be informed by it of the confidential nature of the Information and that the receiving party shall be responsible for any breach of the terms of this letter by such representatives); provided, however, that (i) any disclosure of the Information may be made to which the party providing the Information consents in writing and (ii) disclosure of the Information may be made to the extent provided in the following paragraph. Each party also agrees that none of the Information provided by or relating to the other party will be used for any purpose other than to evaluate the proposed Transaction.

     2. In the event that either party or any of their respective representatives becomes legally compelled to disclose any of the Information provided by or relating to the other party, the receiving party agrees to provide the party providing the Information with prompt notice thereof and to cooperate with the party providing the Information in
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seeking to obtain a protective order or other arrangement pursuant to which the confidentiality of the Information is preserved. In the event such an order or arrangement is not obtained, the receiving party agrees that it and its representatives will disclose only that portion of the Information as is legally required and will exercise reasonable efforts to obtain assurance that the confidentiality of such Information will be preserved.

     3. Without prior written consent of the other party or except as otherwise required by law, neither party hereto will, nor will it permit its representatives to, make any announcements disclosing that Information has been made available, or that discussions or negotiations are taking place concerning the Transaction, including the status thereof, other than the disclosure of the Proposal Letters and related materials to NBC and NBCi as required by Section
6.2.2 of the Seconded Amended and Restated Investors' Rights Agreement dated December 13, 1999 by and among Telocity and certain of its stockholders (the "Rights Agreement"). In the event of premature public disclosure by Telocity, its agents or its affiliates, the proposal made by Hughes with respect to the Transaction will be void, unless Hughes otherwise agrees.

     4. In the event that the Transaction is not effected between the parties within a reasonable period after any receiving party has been furnished with Information by the other party and in any event within five (5) days after the party which provided the Information requests, the receiving party will promptly deliver all such Information to the party which provided the Information or destroy all such Information without retaining any copy thereof; provided, that the portion of such Information that consists of notes, compilations, analyses, reports or other documents prepared by any such receiving party or any of its representatives shall, in any case, be promptly destroyed. The receiving party shall provide written certification to the party which provided the Information of the destruction of such Information within ten (10) days of such destruction.

     5. The term "Information" does not include information which (i) becomes generally available to the public other than as a result of a disclosure by a party hereto or any of its representatives in violation of the provisions of this letter, (ii) was available to the receiving party on a non-confidential basis prior to its disclosure to such receiving party, or (iii) becomes available to the receiving party on a non-confidential basis from a source other than the party hereto providing the Information or its representatives, provided that such source is not bound by a confidentiality agreement with the party hereto providing the Information or its representatives.

     6. Without prejudice to the rights and remedies otherwise available to the parties hereto, each party providing Information to another shall be entitled to equitable relief by way of injunction if such receiving party or any of its representatives breach or threaten to breach any of the provisions of this letter.
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     7.  Each party hereto further agrees that no failure or delay by the other party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof of any other right, power or privilege hereunder.

     8. Each party hereto acknowledges that neither it nor any of its representatives are making any representation or warranty as to the accuracy or completeness of any of the Information furnished hereunder to the other party or any of its representatives. Only those representations or warranties, if any, which are made in a final definitive agreement regarding the Transaction, when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect. Each party agrees that unless and until a final definitive agreement between the parties hereto regarding the Transaction has been executed and delivered, neither of the parties hereto will be under any legal obligation of any kind with respect to the Transaction by virtue of this letter except for the matters specifically agreed to herein.

     9. In consideration of the substantial investment of time and resources that Hughes will make after the date hereof in connection with the Transaction, Telocity hereby agrees that, unless negotiations between Hughes and Telocity are previously terminated by Hughes or by mutual agreement, until the later of (i) December 22, 2000 and (ii) the date on which NBC and NBCi have waived, in writing, the right of first negotiation set forth in Section 6.2.2 of the Rights Agreement or such right of first negotiation shall have lapsed (the "Negotiation Period") (provided, that in the event NBC or NBCi elects to negotiate
          --------
exclusively with Telocity pursuant to their rights of first negotiation set forth in Section 6.2.2 during the Negotiation Period, each such date shall be extended by a number of days equal to the lesser of (x) the number of days that NBC and/or NBCi negotiated exclusively with Telocity during the Negotiation Period or (y) ten (10) business days), neither Telocity nor any of its officers, employees, directors, stockholders, affiliates, representatives or agents will, directly or indirectly, (a) discuss or negotiate with any other person, or agree to, a sale of any or all of the capital stock of (or other direct or indirect equity interest in) Telocity or any comparable transaction (including, without limitation, any merger, consolidation, recapitalization, reorganization or other form of extraordinary business transaction involving Telocity), (b) discuss or negotiate with any other person, or agree to, a sale or other disposition (by license or otherwise) of all or of any substantial portion of the business or assets of Telocity or (c) solicit or initiate any discussions, proposals or offers with respect to, provide any information to any other person in connection with, or otherwise encourage or facilitate, any such prospective transaction; provided that Telocity shall be permitted to engage in discussions
             --------
or negotiations (x) with NBC and/or NBCi pursuant to their rights of first negotiation set forth in Section 6.2.2 of the Rights Agreement ("NBC Discussions") and (y) regarding the sale of Telocity's gateway business division ("Gateway Sale") with any person or persons with which Telocity is currently in discussions or negotiations; provided, further, that Telocity may not enter into
                             --------- -------
any agreement with any person
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relating to the Gateway Sale or any other disposition (by license or otherwise)
of Telocity's gateway business division or any of the technology related thereto during the Negotiation Period. Telocity will immediately (1) terminate any discussions or negotiations it is holding with any third party regarding any such transaction, other than the NBC Discussions and any discussions or negotiations relating to the Gateway Sale and (2) communicate to Hughes the terms of any proposal that may be received in respect of any such transaction, as well as the identity of the person making such proposal.

     10. The parties hereto agree that the terms and conditions set forth in that certain Bilateral Agreement for Exchange of Proprietary Information dated as of July 28, 2000 by and between DIRECTV Enterprises, Inc. and Telocity shall remain in full force and effect with respect to the information exchanged thereunder and shall not be superceded by the terms of this agreement, provided that in the event of any inconsistency between such agreement and this letter, this letter shall control.

     11. Each party agrees not to use any Information in violation of applicable securities laws. Each party is aware, and will advise its employees and representatives who are informed of the matters that are subject to this agreement, of the restrictions imposed by the United States securities laws on the purchase and sale of securities by any person who has received material, non-public information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information.

     12. Each party agrees that, without the prior written consent of the other party, it will not for a period of one year from the date of this agreement directly or indirectly (including through instruction to its agents) solicit for employment any person who is now employed by the other party and who is identified for solicitation as a result of receipt of Proprietary Information of the other party; provided however, that neither party will be prohibited from
                 ----------------
making general, public solicitations for employment for any position or from employing any current employee of the other party who contacts the party on his or her own initiative and without impermissible solicitation by such party.

     13. Hughes agrees that, for a period of six months from the date of this agreement, neither Hughes nor any of its wholly-owned subsidiaries will, without the prior written consent of Telocity's Board of Directors: (i) acquire or agree to acquire, directly or indirectly, by purchase or otherwise any voting securities or direct or indirect rights to acquire any voting securities of Telocity or any subsidiary thereof, or of any successor corporation; (ii) make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are used in the Rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of Telocity; (iii) make any public announcement with respect to, or make a public offer of, any extraordinary transaction
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involving Telocity or its securities or assets; (iv) form, join or in any way participate in a "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) in connection with any of the foregoing; or
(v) request Telocity or any of its representatives to amend or waive any provision of this paragraph 13. Hughes will promptly advise Telocity of any inquiry or proposal made to Hughes with respect to any of the foregoing. Notwithstanding the foregoing, the parties hereto agree that this paragraph 13 shall be void if (a) Telocity does not comply with the terms of paragraph 9 of this agreement or (b) Telocity commences a voluntary case or proceeding under any bankruptcy law or is otherwise adjudicated bankrupt or insolvent.

     14. The parties hereto further agree that each obligation created pursuant to this agreement (except the obligations created pursuant to paragraph 9 hereof) shall survive the termination of this agreement for a period of one year from the date of termination.

     15. This agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed therein.

     16. This agreement may be executed in any number of multiple counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument. Each such counterpart shall be deemed an original, but all of which together shall constitute one and the same instrument.


                            [Signature Page Follows]
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     If you are in agreement with the foregoing, please sign and return one copy of this letter which will constitute our agreement with respect to the subject matter of this letter.

                                    Very truly yours,

                                    Hughes Electronics Corporation


                                    By: /s/ Larry D. Hunter
                                       ----------------------------------
                                       Name:   Larry D. Hunter
                                       Title:  Corporate Vice President

Agreed:

Telocity Delaware, Inc.


By: /s/ Patti S. Hart
   ----------------------------
   Name:  Patti S. Hart
   Title: President/CEO